UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF FLORIDA

FORT LAUDERDALE DIVISION
www.flsb.uscourts.gov

In re:	)	Chapter 11 Cases
	)	Case No. 08-10928-JKO
TOUSA, INC., et al.,	)	Jointly Administered
)
Debtors.	)
)

SECOND ORDER FURTHER EXTENDING INTERIM

TERMINATION DATE UNDER THE SENIOR SECURED SUPER-PRIORITY

DEBTOR IN POSSESSION CREDIT AND SECURITY AGREEMENT

This matter came before the Court during the hearing held on June 10, 2008 at 9:30 a.m. upon ore tenus motion (the “Motion”) of counsel to TOUSA, Inc. and its affiliated debtors and debtors in possession in the above-captioned, jointly administered chapter 11 cases (collectively, the “Debtors”) and counsel to Citicorp North America, Inc., for entry of an order further extending the Interim Termination Date under the Senior Secured Super-Priority Debtor-in-Possession Credit and Security Agreement dated as of January 29, 2008 (as amended on March 15, 2008 and April 29, 2008, the “DIP Credit Agreement”); and the Court having jurisdiction to consider the Motion and the relief requested therein pursuant to 28 U.S.C. §§ 157 and 1334; and consideration of the Motion and the relief requested therein being a core proceeding pursuant to 28 U.S.C. § 157(b); and venue being proper before this court pursuant to 28 U.S.C. §§ 1408 and 1409; and it appearing that the relief requested in the Motion is in the best interests of the Debtors’ estates, their creditors and other parties in interest; and due and proper notice of the Motion being afforded to those parties present at the status conference and telephonic hearing, and it appearing that no other or further notice need be provided; and after due deliberation and sufficient cause appearing therefor, and the Court having granted the relief requested in the Motion on the record, it is ORDERED that:

1. The Motion is granted.

2. The Interim Termination Date (as defined in section 1.1 of the DIP Credit Agreement”) is extended from June 11, 2008 to June 17, 2008.

3. All other terms of the DIP Credit Agreement and the Interim Order (i) Authorizing the Debtors to Obtain Postpetition Financing on a Superpriority and Priming Basis Pursuant to Sections 363 and 364 of the Bankruptcy Code, (ii) Granting Priming Liens and Superpriority Claims to Postpetition Lenders Pursuant to Section 364(c) and (d) of the Bankruptcy Code, (iii) Authorizing use of Cash Collateral Pursuant to Section 363 of the Bankruptcy Code, (iv) Providing Adequate Protection to Prepetition Secured Lenders Pursuant to Sections 361, 362, 363, and 364 of the Bankruptcy Code and (v) Prescribing Form and Manner of Notice and Scheduling Time for Final Hearing, dated January 31, 2008 (the “Interim Order”), dated January 31, 2008 [D.E. # 113], shall continue to govern through and including the extended Interim Termination Date; provided, however, that the Commitments (as defined in the DIP Credit Agreement), and any and all obligations related thereto, were previously terminated pursuant to this Court’s order dated May 27, 2008 [D.E. # 1073].

4.

The Court retains jurisdiction with respect to all matters arising from or related to the implementation of this order.

# # #

Submitted by:
BERGER SINGERMAN, P.A.
Paul Steven Singerman (Florida Bar No. 378860)
200 South Biscayne Boulevard, Suite 1000
Miami, FL 33131
Telephone: (305) 755-9500
Facsimile: (305) 714-4340
-and-
KIRKLAND & ELLIS LLP
Richard M. Cieri (New York Bar No. 420712)
Paul M. Basta (New York Bar No. 2568046)
M. Natasha Labovitz (New York Bar No. 2813251)
Citigroup Center
153 East 53rd Street
New York, NY 10022
Telephone: (212) 446-4800
Facsimile: (212) 446-4900
Co-Counsel to the Debtors
Copies to:

Paul Steven Singerman
(Attorney Singerman shall upon receipt serve a copy of this Order upon all interested parties and file a certificate of service.)